Exhibit 99.4(c)

Execution Version

BOLT THREADS, INC.

2019 EQUITY INCENTIVE PLAN

GLOBAL NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Bolt Threads, Inc. (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby grants to Participant the right to receive an award (the “Award”) of Restricted Stock Units as set forth below (the “Restricted Stock Units” or “RSUs”). This Award is subject to all of the terms and conditions as set forth in this Global Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the additional grant details on the Participant’s account on Carta (the “Participant’s Carta Account”), the Global Restricted Stock Unit Award Agreement (including any annexes thereto) (the “Award Agreement”) and the Plan, all of which are available on Carta and are incorporated herein in their entirety. References to the Notice of Grant and the Award Agreement include the additional grant details in the Participant’s Carta Account. Capitalized terms not explicitly defined herein but defined in the Plan, the Award Agreement or in Participant’s Carta Account will have the same definitions as in the Plan, the Award Agreement or the Participant’s Carta Account. If there is any conflict between the terms in the Notice of Grant, the Participant’s Carta Account, the Award Agreement or the Plan, the terms of the Plan will control.

Participant:	[See Participant’s Carta Account]

Date of Grant :	[See Participant’s Carta Account]

Vesting Commencement Date:	[See Participant’s Carta Account]

Number of Restricted Stock Units:	[See Participant’s Carta Account]

Expiration Date:	The earlier to occur of (a) the date on which settlement of all vested RSUs granted hereunder occurs and (b) the seventh (7th) annual anniversary of the Date of Grant

Vesting Schedule:

(a) Two-Tier Vesting. Vesting of the RSUs is conditioned on satisfaction of two vesting requirements before the Expiration Date (or earlier termination or expiration of RSUs pursuant to the Plan or the Award Agreement): a time and service-based requirement (the “Service Requirement”) and a liquidity event requirement (the “Liquidity Event Requirement”), each as described below. RSUs will only vest as set forth below if both of these two requirements are satisfied on or before the Expiration Date. Each date as of which both the Service Requirement and the Liquidity Event Requirement described in paragraphs (i) and (ii) below have been satisfied with respect to any Restricted Stock Units shall be referred to as a “Vesting Date.” No Vesting Date shall occur after the Expiration Date. To the extent the Restricted Stock Units have not satisfied both the Service Requirement and the Liquidity Event Requirement, such Restricted Stock Units shall expire and be of no further force or effect on the Expiration Date. In the event Participant ceases to provide Continuous Service for any or no reason, all RSUs for which vesting is no longer possible under the terms of this Notice of Grant and the Award Agreement will immediately terminate. See Participant’s Carta Account for any details regarding any acceleration terms.

(i) Service Requirement. Provided Participant is in Continuous Service on each applicable date, the Service Requirement will be satisfied as set forth in the service-based vesting schedule set forth in the Participant’s Carta Account.

(ii) Liquidity Event Requirement. The Liquidity Event Requirement will be satisfied on the first to occur of: (x) the date that is the earlier of (I) one hundred and eighty (180) days after the effective date of an initial public offering of the Company’s securities (“IPO”) or (II) March 15 of the calendar year following the year in which the IPO was declared effective by the Securities and Exchange Commission (the “SEC”); and (y) the date of an Acquisition (as defined below) (the earlier of the foregoing (x) or (y) to occur, the “Initial Liquidity Vesting Event”), in all cases prior to the Expiration Date.

(b) RSUs Vested upon Initial Liquidity Vesting Event. If as of the Initial Liquidity Vesting Event, Participant is not in Continuous Service and did not meet the Service Requirement with respect to any portion of the RSUs, then no portion of the RSUs shall vest. If as of the Initial Liquidity Vesting Event, whether or not Participant is in Continuous Service but Participant met the Service Requirement with respect to any portion of the RSUs, then such portion of the RSUs that has satisfied the Service Requirement as of the Initial Liquidity Vesting Event shall vest upon the Initial Liquidity Vesting Event.

(c) RSUs Vested after Initial Liquidity Vesting Event. If Participant is in Continuous Service as of the Initial Liquidity Vesting Event, then with respect to RSUs that have not met the Service Requirement as of such Initial Liquidity Vesting Event, vesting shall continue in accordance with the Service Requirement as set forth in clause (a)(i) above (each vesting date, a “Subsequent Vesting Event”).

Settlement: “Settlement” means the delivery of the Shares vested under an RSU as set forth above. Unless and until the Restricted Stock Units have vested in the manner set forth above, Participant will have no right to settlement of any such Restricted Stock Units. Any Restricted Stock Units that vest as set forth above will be settled to Participant in whole Shares. Subject to the provisions of Section 9 of the Award Agreement, (i) RSUs that vest as of the Initial Liquidity Vesting Event shall be settled immediately upon the Initial Liquidity Vesting Event, and (ii) RSUs that vest as of a Subsequent Vesting Event shall be settled within 30 days following the occurrence of any Subsequent Vesting Event as set forth above, and in each such case within the period ending no later than March 15 of the calendar year following the year in which the vesting date occurs. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of Settlement of any Restricted Stock Units payable under this Award Agreement. Settlement of vested RSUs shall occur whether or not Participant is in Continuous Service at the time of Settlement. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant.

Acquisition: For purposes of this Award, “Acquisition” shall have the definition included in the Plan as an “Acquisition” with the following sentence added to the end of such definition: “Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of an Acquisition, such amount will become payable only if the event constituting an Acquisition would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.”

Continuous Service: “Continuous Service” means Participant continues to provide services as an employee, officer, director or consultant to the Company or a Subsidiary, or Parent of the Company.

Additional Terms/Acknowledgements:

To the extent permissible under applicable law, Participant understands that Participant’s employment or consulting relationship with the Company is for an unspecified duration, can be Terminated at any time (i.e. is “at-will”) and that nothing in this Notice of Grant, the Participant’s Carta Account, the Award Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice of Grant and Participant’s Carta Account is conditioned on the occurrence of an Initial Liquidity Vesting Event, and after such Initial Liquidity Vesting Event, a Subsequent Vesting Event. Participant also understands that this Notice of Grant is subject to the terms and conditions of both the Award Agreement (including the Participant’s Carta Account) and the Plan, both of which are incorporated herein by reference. Participant has read both the Award Agreement and the Plan.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, this Agreement, any disclosures provided pursuant to Rule 701, account statements or other communications or information) whether via Carta, or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company.

By Participant’s and the Company’s acceptance hereof (in each case, whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and the Award Agreement, as well as any additional or replacement terms and conditions set forth in the annexes attached thereto, which are attached to and made a part of this Notice of Grant. Participant acknowledges that there may be adverse tax consequences as a result of the RSUs (including upon grant or Settlement of the RSUs or disposition of the Shares) and that Participant should consult a tax adviser qualified in the countries in which Participant is subject to taxation generally about the taxation of the RSUs. Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s service status changes between full and part-time status in accordance with any applicable Company policies relating to work schedules and vesting of equity awards.

PARTICIPANT:	BOLT THREADS, INC.

Signature	By

Print Name	Title

Residence Address: [See Participant’s Carta Account]

BOLT THREADS, INC.

2019 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNITS AWARD AGREEMENT

1. Bolt Threads, Inc. (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby grants to Participant the right to receive an Award (the “Award”) of Restricted Stock Units (the “Restricted Stock Units” or “RSUs”) set forth on the Global Notice of Grant of Restricted Stock Units (the “Notice of Grant”). This Award is subject to all of the terms and conditions as set forth in the Notice of Grant, the additional grant details on the Participant’s account on Carta (the “Participant’s Carta Account”), this Global Restricted Stock Unit Award Agreement (including, if Participant is a citizen of, resident of or works outside of the U.S., any special terms and conditions in any annexes thereto) (the “Award Agreement”) and the Plan, all of which are available on Carta and are incorporated herein in their entirety. References to the Notice of Grant and the Award Agreement include the additional grant details in the Participant’s Carta Account. Capitalized terms not explicitly defined herein but defined in the Plan, the Notice of Grant or in Participant’s Carta Account will have the same definitions as in the Plan, the Notice of Grant or the Participant’s Carta Account. If there is any conflict between the terms in the Notice of Grant, this Award Agreement and the Plan, the terms of the Plan will control. This Award Agreement shall be subject to any additional or replacement conditions as set forth in Annex A, attached hereto, for non-U.S. participants. No Stockholder Rights. Unless and until such time as Shares are issued in Settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares. Participant acknowledges and understands that, but for the waiver provided in this Section 1 (the “Waiver”), as a stockholder Participant would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, the Company’s stock ledger, a list of its stockholders, and its other books and records, under the circumstances and in the manner provided in Section 220 of the General Corporation Law of Delaware (any and all such rights, and any and all such other rights of Participant as may be provided for in Section 220, and in applicable stockholder inspection rights statutes under the laws of any other jurisdiction, collectively the “Inspection Rights”). By accepting this grant of RSUs, Participant hereby unconditionally and irrevocably waives the Inspection Rights, both as to shares of Company capital stock now held and as to the Shares, in order to assist the Company preserve the Company’s confidentiality, and subsequently preserve the value of the Shares and of any other shares of capital stock of the Company held by Participant. This Waiver shall hereafter apply indefinitely and bind all shares of capital stock of the Company sold, transferred, assigned or otherwise conveyed from Participant, and Participant agrees to execute any documents and perform any further acts the Company may reasonably request in order to carry out the intent of this Waiver.

2. Dividend Equivalents. Cash dividends or dividend equivalents, if any, shall not be credited to Participant.

3. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the RSUs upon the death of Participant; provided, however, that if the designation is not enforceable and/or valid under the applicable laws (as determined by the Company in its sole discretion), then the beneficiary will be Participant’s estate. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in this Section 3.

4. Termination. The RSUs shall terminate on the Expiration Date or earlier as provided in this Section 4. If Participant’s Continuous Service terminates for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant and this Award Agreement shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether such termination has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

5. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Award Agreement and by the provisions of the Plan (incorporated herein by reference). Participant (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

6. Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Award Agreement except with the Company’s prior written consent and in compliance with the provisions of the Plan, the Company’s then-current insider trading policy and applicable securities laws. The restrictions on transfer also include a prohibition on any short position, any “put equivalent position” or any “call equivalent position” by the RSU holder with respect to the RSU itself as well as any Shares issuable upon Settlement of the RSU prior to the Settlement thereof until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

7. Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Award Agreement, including the transfer restrictions of Sections 3 and 6, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this Award Agreement are satisfied.

8. Responsibility for Taxes.

(a) General. Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or, if different, the Parent or Subsidiary, or Affiliate employing or engaging Participant (the “Employer”), the ultimate liability for all applicable foreign, federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account, withholding and other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, including, as applicable, obligations of the Company or the Employer (all the foregoing tax-related items, (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting, holding and/or Settlement of the RSUs, the subsequent, acquisition, holding, and/or sale of Shares acquired pursuant to such Settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.

(b) Arrangements to Satisfy Tax-Related Items. Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer;

(ii) withholding from proceeds of the sale of Shares acquired upon Settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);

(iii) withholding in Shares to be issued upon Settlement of the RSUs;

(iv) Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v) any other arrangement approved by the Committee and permitted by applicable laws;

provided, however, if Participant is a Section 16 officer of the Company under the Exchange Act, then the Compensation Committee of the Board shall establish the method of withholding from alternatives (i)-(v) herein prior to the Tax-Related Items withholding event.

(c) Maximum Withholding. Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

9. Code Section 409A. For purposes of this Award Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Award Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. The occurrence of the Initial Liquidity Vesting Event is intended to be a “substantial risk of forfeiture” within the meaning of Section 409A. To the extent that any provision of this Award Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Award Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

10. CERTAIN TAX CONSEQUENCES AND NO ADVICE REGARDING GRANT. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH THE PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE ACCEPTING THE RSUS, THE RSUS SETTLE OR DISPOSING OF THE SHARES. The Company is not providing any tax, legal, or financial advice, nor is the Company making any representations or recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares. Participant has obtained any necessary advice from an appropriately qualified independent professional adviser in relation to the Tax-Related Items in connection with the grant, vesting, holding, Settlement, assignment, cancellation or any other disposal of the RSUs pursuant to the Plan and on any subsequent, acquisition, holding or sale of the Shares. In signing and returning this Award Agreement, Participant is confirming that appropriate advice has been sought from an appropriately qualified independent professional adviser.

11. Compliance with Laws and Regulations.

(a) General. The Plan and this Award Agreement are intended to comply with Section 25102(o) and Rule 701. If deemed necessary by the Company, any provision of this Award Agreement that is inconsistent with Section 25102(o) or Rule 701 shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 25102(o) and/or Rule 701. The issuance and transfer of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable foreign, federal, state and local laws, rules and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable foreign, federal, state or local securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such Shares.

(b) Non-U.S. Participants. If Participant’s country of residence is other than the United States, Participant makes the following additional representations, warranties and agreements:

(i) Participant is not a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act. The offer and sale of the Shares to such Participant was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and the Participant is not acquiring the Shares for the account or benefit of any U.S. Person;

(ii) Participant will not, during the Restricted Period applicable to the Shares included in the legend set forth in Section 12(b)(ii) below (the “Restricted Period”) and on any certificate representing the Shares, offer or sell any of the foregoing securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S;

(iii) Participant will, after the expiration of the applicable Restricted Period, offer, sell, pledge or otherwise transfer the Shares (or create or maintain any derivative position equivalent thereto) only pursuant to registration under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws; and

(iv) Participant acknowledges and agrees that the Company shall not register the transfer of the Shares in violation of this Award Agreement, the Plan or any of the restrictions set forth herein or therein.

12. Restrictive Legends and Stop-Transfer Orders.

(a) General. The certificates representing the Shares issued hereunder shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Award Agreement or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares of the Company’s Common Stock are listed and any applicable federal, foreign or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The certificates representing the Shares issued hereunder shall bear the following legends, in addition to any other legends deemed advisable by the Committee:

(i) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STANDOFF RESTRICTION AS SET FORTH IN A CERTAIN RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS (AND POSSIBLY LONGER) AFTER THE EFFECTIVE DATE OF CERTAIN PUBLIC OFFERINGS OF THE CLASS A COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

(ii) THE TRANSFER OF SECURITIES REFERENCED HEREIN IS SUBJECT TO RESTRICTIONS REQUIRING APPROVAL OF THE COMPANY PURSUANT TO AND IN ACCORDANCE WITH THE COMPANY’S BYLAWS, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. THE COMPANY SHALL NOT REGISTER OR OTHERWISE RECOGNIZE OR GIVE EFFECT TO ANY PURPORTED TRANSFER OF SHARES OF STOCK THAT DOES NOT COMPLY WITH THE COMPANY’S BYLAWS.

(b) Non-U.S. Participants; Regulation S. Participant understands and agrees that, if Participant’s country of residence is other than the United States, the certificates evidencing the Shares will bear the legend set forth below or similar legends:

(i) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE COMPANY DOES NOT INTEND TO REGISTER THEM.

(ii) PRIOR TO A DATE THAT IS ONE YEAR STARTING FROM THE DATE OF SALE OF THE SHARES, THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(K) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. HOLDERS OF SHARES PRIOR TO ONE YEAR STARTING FROM THE DATE OF SALE OF THE SHARES MAY RESELL SUCH SHARES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES, PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PARTICIPANTS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

(iii) A HOLDER OF THE SHARES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT, PRIOR TO ONE YEAR STARTING FROM THE DATE OF SALE OF THE SHARES, RESELL THE SHARES TO A U.S. PERSON AS DEFINED BY RULE 902(K) OF REGULATION S UNLESS THE SHARES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

(c) Stop-Transfer Instructions. Participant agrees that, to ensure compliance with the restrictions imposed by this Award Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(d) Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.

13. Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Entire Agreement; Severability. The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties). If any provision of this Award Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

15. Market Standoff Agreement. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including a IPO, the Participant or a transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award Agreement without the prior written consent of the Company or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules. In the event of the declaration of a stock dividend, a spinoff, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any shares subject to the Market Stand-Off, or into which such shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the shares acquired under this Award Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section. This Section shall not apply to shares registered in the public offering under the Securities Act.

16. No Rights as Employee, Director or Consultant. Nothing in this Award Agreement shall be deemed to give any Participant the right to remain employed or be engaged by the Company or any Subsidiary or Parent and nothing in this Award Agreement shall affect in any manner whatsoever the right or power of the Company, or any Subsidiary or Parent of the Company, to terminate Participant’s Continuous Service, at any time, for any reason, with or without Cause.

17. Information to Participants. If the Company is relying on an exemption from registration under Section 12(h)-1 of the Exchange Act and such information is required to be provided by such Section 12(h)-1, the Company shall provide the information described in Rules 701(e)(3), (4) and (5) of the Securities Act by a method allowed under Section 12(h)-1 of the Exchange Act in accordance with Section 12(h)-1 of the Exchange Act, provided, that Participant agrees to keep the information confidential.

18. Delivery of Documents and Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Award Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Award Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time an electronic confirmation of receipt is received, if delivery is by email; (iii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iv) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (v) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to Participant at the last known address or facsimile number on the books of the Company, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: General Counsel.” Notices by facsimile shall be machine verified as received.

19. Nature of Grant. By accepting the grant, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Committee at any time, to the extent permitted by the Plan;

(b) the grant of the RSUs is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Committee;

(d) Participant is voluntarily participating in the Plan;

(e) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, Termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate of the Company;

(g) the RSUs and Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Affiliate of the Company;

(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;

(i) unless otherwise agreed with the Company, the RSUs, the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with any service Participant may provider as a director of any Affiliate;

(j) for purposes of the RSUs and Section 4 above, Participant’s Continuous Service will be considered Terminated as of the date Participant is no longer actively providing services as an employee, officer, director or consultant to the Company or an Affiliate of the Company (regardless of the reason for such Termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a employed or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Committee, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g. Participant’s period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under local laws (including, but not limited to statutory law, regulatory law, and/or common law) in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time), and the Committee shall have the exclusive discretion to determine when Participant is no longer providing active services for purposes of the RSUs grant (including whether Participant may still be considered to be providing active services while on a leave of absence);

(k) unless otherwise provided in the Plan or by the Committee in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(l) the following provisions apply only if Participant is providing services outside the United States:

(i) the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary relating in any way to activities or services for the Company or any Affiliate of the Company; and

(ii) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Participant’s Continuous Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant provides service or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Affiliate, waives Participant’s ability, if any, to bring any such claim, and releases the Company, any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

20. Choice of Law and Venue. This Award Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware as such laws are applied to agreements entered into and to be performed entirely within Delaware. If any provision of this Award Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable. For purposes of litigating any dispute that may arise directly or indirectly from this Award Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

21. Annexes. Notwithstanding any provisions in this Award Agreement, the RSUs shall be subject to any special terms and conditions set forth in the annexes attached hereto if Participant’s country of residence is other than the United States or if Participant is subject to taxation in any country other than the United States, including the special terms and conditions (if any) set forth beneath the name of such country on the annexes. Moreover, if Participant relocates to or becomes subject to taxation in a country other than the United States, the special terms and conditions set forth in the annexes, including the special terms and conditions (if any) set forth beneath the name of such country on the annexes, will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The annexes constitute an integral part of this Award Agreement to the extent applicable to Participant from time to time.

22. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition, holding or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own appropriately qualified personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

* * * * * * * * * * *

Attachment: Annex A to Global Restricted Stock Units Award Agreement

ANNEX A

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

NETHERLANDS [AS OF OCTOBER 2021]

Terms and Conditions

Labor Matters. By participating in the Plan, Participant acknowledges that the RSUs are intended as an incentive for Participant to remain in service to the Company (or Participant’s Employer), and the RSUs are not relating in any way to activities or services for the Company or any Affiliate of the Company. .

Notifications

Securities Law. The offer of the RSUs and the Shares falls outside of the supervision of the Dutch Authority for Financial Markets, and the Company is not required to prepare a prospectus in connection with the RSUs or the Shares.

Insider Trading. Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired at Settlement of the RSU. In particular, Participant may be prohibited from effectuating certain transactions involving Shares if Participant has inside information about the Company. If Participant is uncertain whether the insider-trading rules apply to him or her, Participant should consult his or her appropriately qualified personal legal advisor.

Tax Matters. If payment or withholding of the taxes due in connection with the grant, vesting, holding and/or Settlement of the RSUs, the subsequent issuance, acquisition, holding, and/or sale of Shares acquired pursuant to such Settlement and the receipt of any dividends is not made by the Company or the Employer, the amount of any unpaid tax shall constitute a loan owed to Participant’s Employer, which will bear interest at the then applicable market rate. Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy this loan with one or a combination of the optioned listed in Section 8(b) of the Agreement.

Foreign Asset Reporting. Participant should consult a tax adviser appropriately qualified in the Netherlands. Participant is required to report any cash or Share accounts held in any Dutch or foreign institution or company.